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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
NEWS

Contact:       Sitrick and Company
               Michael Kolbenschlag
               Linda Press
               (310) 788-2850

                              FOR IMMEDIATE RELEASE

                   THE LOEWEN GROUP REPORTS DIP WAIVERS EXPIRE

  Sufficient Cash Resources Exist to Satisfy Near-Term Obligations and Continue
                                   Operations

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VANCOUVER, BC- November 16, 1999 - THE LOEWEN GROUP INC. (NYSE, TSE, ME: LWN),
one of the largest funeral home and cemetery operators in North America, today announced that its current waivers for non-compliance with certain financial covenants in its $200 million debtors-in- possession ("DIP") financing have expired. As previously announced, the Company is currently proceeding with the cooperation of its DIP lenders to reset the covenants of the DIP facility in line with its current business results. It is anticipated that the new covenants would be effective through the first quarter of 2000.

As at November 15, 1999, the borrowings under the DIP facility were $10.0 million and the letters of credit outstanding were $17.3 million. Although the Company can not currently borrow under the DIP Facility until the amendment is obtained, the Company currently believes that sufficient cash resources exist to satisfy its near-term obligations and does not anticipate any interruption in its operations.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.